UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER
PURSUANT TO RULE 13a-16 OR 15d-16
UNDER THE SECURITIES EXCHANGE ACT OF 1934
For the month of November 2010
Commission File Number ______
Comamtech Inc. (Translation of registrant's name into English)

333 Bay Street Suite 2400
Toronto, Ontario, Canada
M5H 2T6
(Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F	☒	Form 40-F	☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): _______________

Note : Regulation S-T Rule 101(b)(1) only permits the submission in paper of a Form 6-K if submitted solely to provide an attached annual report to security holders.

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): _______________

Note: Regulation S-T Rule 101(b)(7) only permits the submission in paper of a Form 6-K if submitted to furnish a report or other document that the registrant foreign private issuer must furnish and make public under the laws of the jurisdiction in which the registrant is incorporated, domiciled or legally organized (the registrant’s “home country”), or under the rules of the home country exchange on which the registrant’s securities are traded, as long as the report or other document is not a press release, is not required to be and has not been distributed to the registrant’s security holders, and, if discussing a material event, has already been the subject of a Form 6-K submission or other Commission filing on EDGAR.

Indicate by check mark whether the registrant by furnishing the information contained in this Form is also thereby furnishing the information to the Commission pursuant to Rule 12g3-2(b) under the Securities Exchange Act of 1934.

Yes	☐	No	☒

If “Yes” is marked, indicate below the file number assigned to the registrant in connection with Rule 12g3-2(b): 82-_______________.

Copernic Inc. (“Copernic”), N. Harris Computer Corporation (“Harris”), a wholly-owned subsidiary of Constellation Software Inc., and Comamtech Inc. (“Comamtech”) have previously announced the final order approving their plan of arrangement (the “Plan of Arrangement”) granted by the Ontario Superior Court of Justice (Commercial List) on November 1, 2010 (the “Final Order”).  The Plan of Arrangement was approved by Copernic’s shareholders at a special meeting held on October 25, 2010 (the “Shareholder Approval”).  Following the Shareholder Approval and the Final Order, the Plan of Arrangement has closed and the shareholders of Copernic have become shareholders of Comamtech, a newly incorporated corporation which (i) retained certain non-operating assets of Copernic having a current net fair market value as determined by Copernic of approximately US$2.80 million; and (ii) has received from Harris approximately US$4.4 million, with additional amounts payable by Harris (subject to adjustment) as described in the management information circular of Copernic dated September 27, 2010.

Effective as of November 15, 2010 Comamtech is now trading on the Nasdaq Capital Market under the new trading symbol COMT.  The new trading symbol replaced the symbol of Comamtech’s predecessor, Copernic, whose symbol was CNIC.  The new trading symbol became effective at the market open of Nasdaq on Monday, November 15, 2010.

Registered holders of Copernic common shares who have not already done so should tender their Copernic share certificates and letters of transmittal in exchange for certificates representing common shares of Comamtech following the initial exchange date of November 15, 2010.  Electronically traded shares of Copernic were automatically exchanged for shares of Comamtech on November 15, 2010.  Pursuant to the Plan of Arrangement, the Copernic common shares were deemed to be exchanged on a one-for-one basis for common shares of Comamtech.  Harris is now the owner of all of the newly issued and outstanding shares of Copernic.

Under the Plan of Arrangement, Comamtech has the same management and shareholders as Copernic had prior to the Arrangement.  The Board of Directors consists of three former Copernic Board members, Marc Ferland, Lawrence Yelin and Claude Forget. The Plan of Arrangement was effectuated pursuant to Section 182 of the Business Corporations Act (Ontario).  All securities to be issued in connection with the Plan of Arrangement are exempt from registration under the Securities Act of 1933, as amended, pursuant to reliance upon Section 3(a)(10) thereof.

The common shares of Copernic were originally registered with the Securities and Exchange Commission (the “SEC”) pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  The common shares of Copernic were subsequently registered under Section 12(b) of the Exchange Act.  Upon effectiveness of the Plan of Arrangement, the common shares of Comamtech are deemed registered under Section 12(b) of the Exchange Act as a successor issuer to Copernic pursuant to Rule 12g-3(a) of the Exchange Act.

In connection with the Plan of Arrangement, a substitution listing for Copernic was filed by Comamtech with the Nasdaq Stock Market Inc. (“Nasdaq”).  The Nasdaq issued a notification to Comamtech that it would suspend public trading of all shares as of November 15, 2010, and that it would file further notice to the US Securities and Exchange Commission to remove the publicly trading common stock from listing on Nasdaq, unless an appeal was filed with the Nasdaq Listing Qualifications Panel.  Comamtech filed an appeal to the delisting notice.  The appeal will stay the suspension and the delisting through the conclusion of the appeal process.  Comamtech has been informed by Nasdaq that the hearing will be held on December 16, 2010. Comamtech shares shall continue to trade at least until said hearing date or longer depending on the determination by Nasdaq of the continuing suitability of the trading of Comamtech shares on Nasdaq. Comamtech has previously announced a reverse acquisition of DecisionPoint system (OTCBB: DNPI) which is expected to be an important factor in the appeal to Nasdaq regarding continuation of trading of the Comamtech shares.  Comamtech anticipates meeting all of the Nasdaq listing qualification requirements effective as of the closing of the DNPI acquisition, however, there is no guarantee or assurance that the appeal will succeed.

Statements contained in this Form 6-K, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that can cause actual outcomes to differ materially from plans, projections, expectations and other anticipated results.  Some of these risks and uncertainties are detailed in Comamtech’s filings with the U.S. Securities and Exchange Commission and the Ontario Securities Commission.  Comamtech expressly disclaims an intent or obligation to update any description of the scope, focus or subject matter of the forward-looking statements or any other matters contained in this Form 6-K except as otherwise required by law.

This Form 6-K is being submitted by Comamtech to the SEC as notice that Comamtech is the successor issuer to Copernic under Rule 12g-3(a) under the Exchange Act, as required by paragraph (f) of Rule 12g-3.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Comamtech Inc.
(Registrant)
Date: November 16, 2010	By:	/s/ Marc Ferland
Name: Marc Ferland
Title: President and Chief Executive Officer